Exhibit 10.19

[Free Translation from Hebrew]

State of Israel

Ministry of Trade and Industry

Industrial Research and Development Administration

Office of Chief Scientist

Jerusalem, __________

To

Company's CEO

PolyPid Ltd.

20 Hamagshimim St.

Petah Tikva 49348

Fax no. 972-74-7195718

Dear Sir / Madam,

Subject: Product for controlled ongoing release of medication for the treatment of bone infection and bone illness

Meeting no. 10/2014 (m) held on 04/07/2014 (File 52264)

We hereby inform you that the research committee, by virtue of its authority according to Article 17 of the Law for the Encouragement of Research and Development in the Industry, 5744-1984 (hereinafter: the “R&D Law”), has resolved:

To approve the program with a budget of up to NIS 6,019,462, and with a grant rate of 30%.

Royalties shall be paid out of all income derived from products for controlled ongoing release of medication for the treatment of bone infection and bone illness and other applications of the platform.

Budget cap amount may be reduced as a result of adjustments to conform to budgeting regulations.

For your information, the program approval is limited to the approved budget for the foregoing file, and solely for this research and development period. Additional approvals, for this program or other programs, for the coming years, shall be examined in comparison to the research plans brought forward to the research committee in the relevant year.

Once you prove that all conditions set forth by the committee and/or requirements stemming from the financial examination, if any, have been fulfilled, you shall be summonsed to sign a budget document and letter of undertaking.

The procedure shall be completed within two months commencing from the day of approval by the committee, otherwise the approval shall terminate, and we shall be free to allocate the budget for other purposes.

Sincerely,

/s/ Abraham Gross
Abraham Gross
Committee Member- Vice Chief Scientist

Please note:

Pre-conditions and/or signing on budget and undertakings, Ms. Shulamit Butbul, tel: 02-6662514

Copy: Ora Dar, Field Head

Shulamit Drukman, Professional Examiner

[Summary Translation from Hebrew]

This page forms an integral part of the letter of approval

Details of the budget for research and development in the matter of: Product for controlled ongoing release of medication for the treatment of …

Performance period commencing 01/01/2014 until 12/31/2014

Budget page version 1.1

Request date

Date of latest update 04/24/2014

File number:	52264
Preparation Date:	04/24/2014
Company	PolyPid
Company Number	7262

A. Human Resources
Total Human Resources	2,429,711

B. Materials and consumable tools
Total Materials	190,300

C. Subcontractors
Total Subcontractors	3,301,197

D. Approved Equipment
Total	58,256

E. Miscellaneous
Total	40,000

Total in NIS 6,019,462
Grant 30% 1,805,839

Notes:

A. The person performing the research shall be entitled to payments only with respect to expenses made and registered in a special account (including registration of work hours of the researchers working in this research), and in accordance with the budget instructions of the Office of the Chief Scientist at the Ministry of Trade and Employment.

B. This budget page is in effect only after signing the letter of approval.

Signature:

/s/ David Lavie	/s/ Amir Weisberg	05/05/14
Office	Company	Date

[Free Translation from Hebrew]

 PolyPid Ltd.

Number at the registrar of companies: 514105923

Date: 05/11/14

Company: 7262

To

Industrial Research and Development Administration, Office of Chief Scientist

Ministry of Industry, Trade and Employment

5 Bank Israel, PO Box 3166

Jerusalem

Dear Sir,

Re: Undertaking Letter and Notice re Commencement of Performance of Approved R&D Plan

Subject: Product for controlled ongoing release of medication for the treatment of bone infection and bone illness

File Number: 52264

We hereby inform you that we commenced performing the approved plan, according to the referenced approval letter on 01/01/2014.

1.	We declare and undertake to comply with all the provisions of the Law for the Encouragement of Research and Development in Industry 5744-1984 (hereinafter the “Law”), and including:

a.	The obligation not to transfer to another the knowledge, the rights on the knowledge and the manufacturing rights deriving from the research and development without the approval of the research committee.

b.	To pay royalties and file all reports according to the Law and the Regulations for the Encouragement of Research and Development in Industry (Rate of Royalties and Rules for their Application), 5756-1996 (hereinafter the “Royalties Regulations”) and the procedures of the Industrial Research and Development Administration (hereinafter the “Administration”).

2.	We declare that we have read all instructions and procedures for financial reporting for R&D purposes and we will comply with them, including in connection with the computerized system for the reporting on hours in assignment to tasks.

3.	We consent to the attribution of this file numbered: 52264 to plan 44765

Subject: Product for controlled ongoing release of medication for the treatment of bone infection and bone illness.

4.	Additional undertakings:

(A) We have been informed of the amendment to royalties as published in the 'regulations file 5759' dated 3.12.1988 page 110 (file 5939). Pursuant to the amendment thereof, the research grants shall be linked to the dollar and shall bear annual interest at the Libor rate.

(B) Additional Undertakings:

Payment of royalties out of all income derived from products for controlled ongoing release of medication for the treatment of bone infection and bone illness and other applications of the platform.

5.	We hereby declare that we have separated and distinguished account/s in the framework of our financial bookkeeping for the purpose of performing this plan. The recordings made in the account/s are direct, chronological, primary, systematic and only according to documentation.

6.	We hereby declare that we are aware that the referenced grant shall be paid subject to the terms of the approval and according to the Administration’s procedures.

7.	The attached budget, including its details, terms and appendices constitutes a binding framework. Expenses deviating from this detailed framework will not be recognized, unless under the approval of the Administration.

8.	Procedures:

a.	The company shall not be entitled to advancement, and all payments shall be in accordance with the financial report.

b.	Any additional payment shall be executed according to a detailed financial report which corresponds to the Administration’s procedures. Payment shall be made after review of the aforesaid report. The grant’s recipient is obliged to file a financial report once every three months and a technical report at least once every half a year, and this on the Administration’s forms or in the same format.

c.	The truthfulness of the financial report shall be confirmed by an authorized representative of the company, and documents witnessing actual payments to subcontractors shall be attached, if such expense is reported.

d.	Any payment with respect to the approved grant shall be considered as advanced payment only until the approval of the final report. Until the final report, no more than 90% (including ongoing advancements) shall be paid from the lower of the budgeted grant or the expense in the financial report. The remaining balance shall be paid only following receipt of a final financial report and a final technical report together with confirmation from an accountant on behalf of the company. The payment shall be made following examination of the reports by representatives of the Administration.

e.	The company’s books of accounts, including the company’s balance sheets, shall be open for review of the Administration during a period of 7 years from the commencement of performance of the approved plan, or 6 years from filing the final financial report, the later of the two.

f.	The Administration will have the right to set off any sum due from the recipient of the support out of grant approved hereby.

g.	The grant’s recipient is not entitled to stop performing the plan without the prior written approval from the head of the Administration. If the plan is ceased without such approval, the Administration may and shall be entitled to demand the return of the grant plus interest and linkage differentials in accordance with the law.

h.	The grant’s recipient is obligated to file a final financial report approved by an accountant on its behalf in a format acceptable to the Office of the Chief Scientist and a final technical report to the approved plan, no later than 3 months from the date of completion of the approved plan.

i.	The Administration is entitled to demand additional technical reports at any time.

j.	An expense shall not be recognized unless the consideration therefor is paid, except overhead in salaries item.

k.	In the final financial report only expenses accumulated during the approved research period and paid no later than 60 days from its termination shall be recognized.

l.	The Administration may demand interest and linkage differentials as provided by law on any sum due to it from the recipient of the grant.

9.	The abovementioned terms do not derogate from any statute and law applicable to the grant for this file.

10.	We hereby undertake to comply with intellectual property laws as shall be practiced in Israel from time to time, and we consent that if we are convicted for violation of any of the intellectual property laws the Administration shall be entitled to retrospectively terminate any benefit granted by you, including grant, loan, benefit or any other financial advantage, or any part of such benefit, and demand their repayment including interest and linkage differentials, according to the law.

Signature confirmation for the company

The undersigned attorney / accountant Eitan Kyeit hereby confirms that PolyPid Ltd. is lawfully registered in Israel; that Messrs. Amir Weisberg who have signed this agreement on its behalf, have signed it before me and are authorized to do so on its behalf; that their signature on this agreement binds the company.

05/07/2014	/s/ Eitan Kyiet
Date	Signature and stamp

/s/ Amir Weisberg	Amir Weisberg	CEO

/s/ Noam Emanuel	Noam Emanuel	CTO	[company stamp]

Signature	Name	Position	Company’s stamp